Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the Post-Effective Amendment to Form F-1 of our report dated April 30, 2024 with respect of our audits of the consolidated financial statements of Oriental Rise Holdings Limited as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ PKF Littlejohn LLP

London, United Kingdom

September 24, 2024